UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2014

AARON’S, INC.
(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 24, 2014, David L. Buck, Chief Operating Officer of Aaron’s, Inc. (the “Company”), notified the Company that he is retiring as an employee of the Company effective December 31, 2014 and in connection with his retirement will relinquish his duties as Chief Operating Officer effective August 1, 2014.
Effective August 1, 2014, Tristan Montanero, the Company’s Senior Vice President of Operations, and Michael P. Ryan, currently the Company’s Vice President of Franchising, will serve as co-leaders of Operations, with Mr. Ryan being promoted to Senior Vice President of Operations. Both Mr. Montanero and Mr. Ryan will each receive a grant of 2,500 restricted stock units subject to a three year cliff vesting. In addition, with his promotion Mr. Ryan’s salary will increase to $350,000 per year.
Mr. Montanero, 44, has served as Vice President of Operations since January 2013. He began his 20-year career with the Company immediately after graduating from the University of Florida in 1994. After serving as Manager Trainee, he was promoted to a General Manager the same year and became a District Manager in 1996. In the following years, he became Regional Manager and was promoted in 2002 to Vice President, Central Operations.

Mr. Ryan, 52, has served as Vice President of Franchising since February 2014. Previously, he served as Divisional Vice President of Northern Operations since April 21, 1993. He began his 24-year career at the Company in 1990 as an Assistant Store Manager and soon after was promoted to run the Company’s 27th store.

The Company issued a press release, dated July 24, 2014, related to these matters, which is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits:

Exhibit No.	Description
99.1	Press release dated July 24, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: July 30, 2014		Gilbert L. Danielson Executive Vice President, Chief Financial Officer